Exhibit 10.3

AMENDMENT NO. 9 TO CREDIT AGREEMENT

This AMENDMENT NO. 9 TO CREDIT AGREEMENT (“Amendment”) is entered into as of June 27, 2008, by and among SAVVIS Communications Corporation, a Missouri corporation (“Borrower”), SAVVIS, Inc. (f/k/a SAVVIS Communications Corporation), a Delaware corporation (“Holdings”), Wells Fargo Foothill, Inc., as a Lender and as Agent for all Lenders (“Agent”) and the other Lenders party to the Credit Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, Borrower, Holdings, Agent and Lenders are parties to that certain Credit Agreement, dated as of June 10, 2005 (as amended, modified and supplemented from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefore in the Credit Agreement);

WHEREAS, Borrower has informed Agent and Lenders that, on the date hereof, the UK Foreign Subsidiary and Holdings desire to enter into that certain Facility Agreement among UK Foreign Subsidiary, Holdings and Lombard North Central Plc in the form attached hereto as Exhibit A (the “UK Transaction”);

WHEREAS, Borrower has informed Agent and Lenders that it desires to amend the Credit Agreement in certain respects to among other things permit the UK Transaction and Agent and Lenders have agreed to amend the Credit Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment. Subject to the satisfaction of the conditions set forth in Section 2 below, the Credit Agreement is amended as follows:

(a) Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.18,

(c) Permitted Purchase Money Indebtedness,

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (f) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate (and (x) in the case of Capital Leases, do not result in increases of lease payments or effective interest rate in the case of Capital Leases and (y) in the case of the Dupont Leases, do not result in increases of the cash payments of base rent, additional rent or any other cash payments with respect to the Dupont Leases), with respect to the Indebtedness so refinanced, renewed, or extended; provided that with respect to the Dupont Leases, the amount of the lease payments with respect to the Dupont Leases may be increased in an amount reasonably acceptable to Agent in connection with (A) a corresponding reduction of the effective interest rate and related lease and rent payments and (B) the alteration of payment terms so that no lease or rent payments are due or payable until at least 180 days after the Maturity Date, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended (and in the case of the Dupont Leases, do not change the dates upon which scheduled payments of lease payments, base rent, additional rent or interest thereon are due thereon in a manner adverse to Agent or the Lenders other than to extend such dates), nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to any of Holdings, Borrower or their respective Subsidiaries, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, (iv) if the Indebtedness that is refinanced, renewed or extended was (x) unsecured, then the refinanced, renewed or extended Indebtedness must be unsecured or (y) secured, then the refinanced, renewed or extended Indebtedness must not be secured by any assets which did not secure the Indebtedness that was refinanced, renewed or extended, (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, and (vi) all payments made with respect to the Indebtedness that is so refinanced shall be funded solely from the Indebtedness that refinances such refinanced Indebtedness,

(e) UK Indebtedness, including the UK Guaranty and Indebtedness with respect to Hedge Agreements entered into pursuant to the UK Loan Agreement for bona fide hedging purposes and not for speculative purposes,

(f) unsecured Indebtedness of Borrower and Holdings under the Dupont Leases,

(g) [intentionally omitted],

(h) endorsement of instruments or other payment items for deposit,

(i) Indebtedness composing Permitted Investments,

(j) Indebtedness arising as a result of inter-company loans made in the ordinary course of business and solely to the extent that such loans are owing by Borrower or Holdings’ other wholly-owned Domestic Subsidiaries to Holdings, Borrower or their respective Subsidiaries; provided, however, that no such Indebtedness described in this clause (j) shall be evidenced by promissory notes unless Agent is notified on or prior to the execution of any such promissory notes and the sole originally executed counterparts of such notes are promptly pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations,

(k) Indebtedness arising as a result of inter-company loans or inter-company receivables made or extended in the ordinary course of business so long as (i) such loans or receivables, as applicable, are owing by wholly-owned Foreign Subsidiaries of Holdings to Holdings, Borrower or their respective Subsidiaries, (ii) the proceeds of such loans or receivables, as applicable, are used solely to pay operating expenses (incurred in the ordinary course of business and due within 90 days after the initial making or extension of such loans or receivables) of such Foreign Subsidiaries or to acquire fixed assets from Holdings or any of its Domestic Subsidiaries for use in the business of such Foreign Subsidiaries, (iii) during periods in which an Event of Default has occurred and is continuing or Average Availability (exclusive of cash and Cash Equivalents of Foreign Subsidiaries of Holdings) as of any day during the previous calendar month is less than $35,000,000, prior to making any such loan or extending any such receivable, as applicable, to any such Foreign Subsidiary for the purposes described in the foregoing clause (ii), all available funds (to the extent the available funds of all Foreign Subsidiaries of Holdings exceeds $10,000,000 in the aggregate) of all Foreign Subsidiaries of Holdings that directly or indirectly own any Stock of such Foreign Subsidiary must be exhausted for such purpose, (iv) the aggregate net inter-company payable owing by the Foreign Subsidiaries of Holdings to Holdings and its Domestic Subsidiaries shall at no time exceed $70,000,000 and (v) during periods in which an Event of Default has occurred and is continuing or Average Availability (exclusive of cash and Cash Equivalents of Foreign Subsidiaries of Holdings) as of any day during the previous calendar month is less than $15,000,000, such loans or receivables, as applicable, may not be made or extended for the purchase of fixed assets (it being understood that this clause (v) does not apply to any loans or receivables made or extended to pay operating expenses referred to in clause (ii) above) unless (x) the applicable Loan Party is subject to a binding commitment entered into prior to the beginning of such period with a Person that is not an Affiliate of any Loan Party to acquire such fixed assets and (y) the aggregate amount of intercompany loans and receivables made or extended during such period for the purpose of acquiring fixed assets shall not exceed $1,000,000; provided, however, that no such Indebtedness described in this clause (k) shall be evidenced by promissory notes unless Agent is notified on or prior to the execution of any such promissory notes and the sole originally executed counterparts of such notes are promptly pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations,

(l) Cisco Indebtedness, including the unsecured guarantee of the Cisco Indebtedness by Holdings pursuant to that certain Guaranty executed on December 18, 2006 by Holdings in favor of Cisco Systems Capital Corporation, a Nevada corporation, as in effect on December 18, 2006,

(m) Indebtedness consisting of the Convertible Notes, and

(n) unsecured Indebtedness of up to $25,000,000 incurred solely for the purpose of foreign data center expansion, including, but not limited to, the acquisition or build-out of required leasehold improvements.

(b) Clause (b) of Section 6.7 of the Credit Agreement is hereby amended by deleting the phrase “(including the Series A Subordinated Indebtedness Subordination Agreement)” therein.

(c) Clause (i) of Section 6.7(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) any agreement, instrument, document, indenture or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b), (d), (e), (f), (g) or (m), except to the extent expressly permitted by Section 6.1(d); provided, that the Indenture governing the terms of the Convertible Notes may be amended to cure any ambiguity, omission, defect or inconsistency in the Indenture or the Convertible Notes.

(d) Clause (a) of Section 6.10 of the Credit Agreement is hereby amended by deleting the phrase “the Series A Subordinated Notes and” from the end of such clause.

(e) Clause (b) of Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) Cause, permit, or suffer, directly or indirectly, any “change of control” (or other similar event) as defined in, or under, any of (i) the Convertible Notes, or any agreement, document or instrument entered in connection therewith, (ii) any other Indebtedness of Holdings, Borrower or any of their respective Subsidiaries involving an aggregate amount of $2,500,000 or more, or (iii) any of the terms pertaining to any of the Stock of Holdings, in each case to the extent that such “change of control” (or other similar event) would require, or would entitle the holder of such Indebtedness or Stock to require Holdings, Borrower or any of their respective Subsidiaries to (x) make any payment of any kind with respect to such Indebtedness or Stock or (y) make any distribution, declaration, payment, purchase, acquisition, redemption or retirement prohibited by Section 6.10(a).

(f) Clause (i)(y) of Section 6.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(y) performance of its obligations under the Loan Documents, the DuPont Leases, and the Convertible Notes, and

(g) The following new defined terms are hereby added to Schedule 1.1 of the Credit Agreement in their appropriate alphabetical order:

“Indenture” means that certain Indenture between Holdings and Bank of New York, as trustee and dated on or about May 2, 2007.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Ninth Amendment Effective Date by and among Lombard North Central Plc, the Agent, Holdings, Borrower and UK foreign Subsidiary as in effect on the Ninth Amendment Effective Date.

“Ninth Amendment Effective Date” means June 26, 2008.

“UK Data Centers” means the UK Foreign Subsidiary’s data centers located at (i) 630 Ajax Road, Slough, (ii) Eskdale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5GS, and (iii) Greenwich View Place, Millharbour, London.

“UK Indebtedness” means the Indebtedness in a principal amount not to exceed £35,000,000 at any time outstanding of UK Foreign Subsidiary pursuant to the UK Loan Agreement.

“UK Loan Agreement” means that certain Facility Agreement dated as of the Ninth Amendment Effective Date by and among UK Foreign Subsidiary, Holdings and Lombard North Central Plc as in effect on the Ninth Amendment Effective Date.

“UK Guaranty” means the unsecured guarantee obligations of Holdings set forth in Section 7 of the UK Loan Agreement.

(h) The following defined terms are hereby amended and restated in their entirety as follows:

“Convertible Notes” means those certain Convertible Senior Notes due May 15, 2012 in the principal amount of up to $345,000,000 governed by the Indenture.

“EBITDA” means, with respect to any fiscal period, Holdings’, Borrower’s and their respective Subsidiaries’ (other than those Subsidiaries identified on Schedule Q-1) consolidated net earnings (or loss), minus, (a) to the extent included in consolidated net earnings (or loss), extraordinary gains and interest income, plus (b) to the extent deducted in consolidated net earnings (or loss), the sum of (i) interest expense, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) non-cash accretion, (vi) non-cash equity-based compensation, (vii) non-cash impairment charges, (viii) non-cash loss on extinguishment of Indebtedness resulting from the termination on the Closing Date of the Amended and Restated Master Lease Agreement dated as of March 8, 2002 among General Electric Capital Corporation and certain of the Loan Parties, and (ix) non-cash restructuring charges, in each case for such period and in each case, as determined in accordance with GAAP.

“Leverage Ratio” means, with respect to Holdings and its Subsidiaries (other than those Subsidiaries identified on Schedule Q-1) on a consolidated basis for any period, and other than the obligations under the Convertible Notes, the ratio of (i) Indebtedness of such Persons as of the last day of such period and other than obligations owing under Hedge Agreements to (ii) Adjusted EBITDA of such Persons for such period.

(i) The definition of “Loan Documents” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the reference to “Series A Subordinated Indebtedness Subordination Agreement” therein and inserting “the Intercreditor Agreement” in lieu thereof.

(j) The definition of “Permitted Liens” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (l) and inserting a new clause (n) immediately after clause (m) as follows:

(n) Liens securing the UK Indebtedness so long as any such Lien attaches only to the Security Assets (as such term is defined in the UK Loan Agreement) and subject to the Intercreditor Agreement.

(k) The definition of “Series A Subordinated Indebtedness” set forth in Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety.

(l) The Credit Agreement is hereby amended to add a new Schedule Q-1 as set forth on Schedule Q-1 attached hereto.

2. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Agent), each to be in form and substance satisfactory to Agent:

(a) Agent shall have received a fully executed copy of this Amendment, together with the Consent and Reaffirmation attached hereto;

(b) Borrower shall have delivered to Agent executed documentation evidencing the UK Indebtedness, including, without limitation, the UK Loan Agreement;

(c) Borrower shall have delivered to Agent such other documents, agreements and instruments as may be requested or required by Agent in connection with this Amendment, each in form and content acceptable to Agent;

(d) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel; and

(e) No Default or Event of Default shall have occurred and be continuing.

3. Miscellaneous.

(a) Warranties and Absence of Defaults. In order to induce Agent to enter into this Amendment, each of Borrower and Holdings hereby warrants to Agent, as of the date hereof, that the representations and warranties of Borrower and Holdings contained in the Credit Agreement are true and correct as of the date hereof as if made on the date hereof (other than those which, by their terms, specifically are made as of certain dates prior to the date hereof).

(b) Expenses. Each of Borrower and Holdings, jointly and severally, agree to pay on demand all costs and expenses of Agent in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of the Credit Agreement as amended hereby.

(c) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York.

(d) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

4. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and Holdings, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, either known or suspected, both at law and in equity, which Borrower or Holdings or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Each of Borrower and Holdings understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation, as Borrower

By:	/s/ Jeffrey H. Von Deylen
Title:	Chief Financial Officer

SAVVIS, INC., a Delaware corporation, as Holdings

By:	/s/ Jeffrey H. Von Deylen
Title:	Chief Financial Officer

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

By:	/s/ Nichol Shuart
Title:	Vice President

OHSF FINANCING, LTD., as a Lender

By	Scott D. Krase
Title	Authorized Signatory

OHSF II FINANCING, LTD., as a Lender

By	Scott D. Krase
Title	Authorized Signatory

OAK HILL CREDIT OPPORTUNITIES FINANCING, LTD., as a Lender

By	Scott D. Krase
Title	Authorized Signatory

OAK HILL CREDIT ALPHA FINANCE I, LLC, as a Lender

By:	Oak Hill Credit Alpha Fund, L.P., its Member

By:	Oak Hill Credit Alpha Gen Par, L.P., its General Partner

By:	Oak Hill Credit Alpha MGP, LLC, its General Partner

	By	Scott D. Krase
	Title	Authorized Signatory

OAK HILL CREDIT ALPHA FINANCE I (OFFSHORE), LTD., as a Lender

By	Scott D. Krase
Title	Authorized Signatory

FIRST BANK BUSINESS CAPITAL, INC. f/k/a FB COMMERCIAL FINANCE, INC., as a Lender

By	Gregg Nuitt
Title	Vice President

CONSENT AND REAFFIRMATION

Each of the undersigned hereby (i) acknowledges receipt of a copy of the foregoing Amendment No. 9 to Credit Agreement (the “Amendment”); (ii) consents to Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment; and (iv) reaffirms that the Loan Documents to which it is a party (and its obligations thereunder) shall continue to remain in full force and effect. Although each of the undersigned has been informed of the matters set forth herein and have acknowledged and agreed to same, each of the undersigned understands that Agent and Lenders have no obligation to inform any of the undersigned of such matters in the future or to seek any of the undersigned’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, each of the undersigned has executed this Consent and Reaffirmation on and as of the date of the Amendment.

SAVVIS, INC., a Delaware corporation

By:	/s/ Jeffrey H. Von Deylen
Title:	Chief Financial Officer

SAVVIS COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Jeffrey H. Von Deylen
Title:	Chief Financial Officer

SAVVIS FEDERAL SYSTEMS, INC., a Delaware corporation

By:	/s/ Jeffrey H. Von Deylen
Title:	Chief Financial Officer